SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                          _______________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                       LINCOLN NATIONAL CORPORATION
          (Exact Name of registrant as Specified in Its Charter)

                                  Indiana
      (State or Other Jurisdiction of Incorporation or Organization)

                                35-1140070
                   (I.R.S. Employer Identification No.)

                           200 East Berry Street
                        Fort Wayne, Indiana  46802
                              (219) 455-2000
       (Address, Including Zip Code, and Telephone Number, Including
      Area Code, of Registrant's Principal Executive Offices)

                       Lincoln National Corporation
                     1986 Stock Option Incentive Plan
                           (Full Title of Plan)

                         _________________________

                              Jack D. Hunter
                       Lincoln National Corporation
                           200 East Berry Street
                        Fort Wayne, Indiana  46802
                              (219) 455-3072
         (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent for Service)

Approximate date of commencement
of proposed sale to the public           November 1, 1995

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box [ X ] .

                          ___________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                      CALCULATION OF REGISTRATION FEE




                              Proposed    Proposed
Title of                      maximum     maximum
Securities       Amount       offering    aggregate      Amount of
to be            to be        price per   offering       registration
registered       registered   share       price          fee


Common Stock
No Par Value     5,000,000*   $42.00**   $210,000,000**  $72,450**


*Pursuant to Rule 416, there are being registered such additional shares as may be issuable pursuant to the antidilution provisions of the Plan. The shares of common stock to which this Registration Statement relates are to be issued upon exercise of options to be granted for no consideration to certain of the Company's employees and non-employee agents of the Company. Pursuant to Rule 429, in addition to the securities to be registered pursuant to this Registration Statement, the offering contemplated by the Prospectus forming a part of this Registration Statement also includes an aggregate of 2,766,291 shares of common stock, no par value, that are covered by Registration Statement No. 33-13445. A filing fee aggregating $23,875 was previously paid with the earlier registration statement relating to 5,000,000 shares of common stock, no par value.

**Pursuant to Rule 457(h), based upon the average of the high and low prices of a share of Common stock reported by the New York Stock Exchange on August 29, 1995.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                        STATEMENT PURSUANT TO RULE 429(b)
     The prospectus contained in this Registration Statement is a combined prospectus which also covers shares of common stock covered by Registration Statement No. 33-13445.



                        LINCOLN NATIONAL CORPORATION
                     1986 STOCK OPTION INCENTIVE PLAN

                           Cross Reference Sheet

               Showing Location in Prospectus of Information
                     Required by Items of the Form S-3
                          Pursuant to Rule 404(a)

Item of Form S-3                         Location in Prospectus

1.   Forepart of registration
     Statement and Outside Front
     Cover Page of Prospectus. . . . . . Forepart of Registration Statement
                                         and Outside Front Cover Page of
                                         Prospectus; Cross-Reference Sheet

2.   Inside Front and Outside Back
     Cover Pages of Prospectus . . . . . Inside Front Cover Page of
                                         Prospectus

3.   Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges. . . . . . . . . . General Information

4.   Use of Proceeds . . . . . . . . . . Summary of the Plan - The Purpose

5.   Determination of Offering
     Price . . . . . . . . . . . . . . . Summary of the Plan - Stock Options,
                                         Stock Appreciation Rights,
                                         Restricted Stock Awards

6.   Dilution. . . . . . . . . . . . . . Not Applicable

7.   Selling Security Holders  . . . . . Not Applicable

8.   Plan of Distribution  . . . . . . . Summary of the Plan - Stock Options,
                                         Stock Appreciation Rights,
                                         Restricted Stock Awards, Other
                                         Material provisions

9.   Description of Securities to
     be Registered . . . . . . . . . . . Incorporation of Documents by
                                         Reference

10.  Interests of Named Experts and
     Counsel . . . . . . . . . . . . . . Experts

11.  Material Changes. . . . . . . . . . Not Applicable

12.  Incorporation of Certain
     Documents by Reference. . . . . . . Incorporation of Documents by
                                         Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities . . . Indemnification of Directors and
                                          Officers

PROSPECTUS

                             5,000,000 Shares

                       LINCOLN NATIONAL CORPORATION
                               COMMON STOCK
                              (No Par Value)


          Offered as set forth in this Prospectus pursuant to the

                       LINCOLN NATIONAL CORPORATION
                     1986 STOCK OPTION INCENTIVE PLAN




     This Prospectus applies to shares of Common Stock of Lincoln National Corporation to be offered and sold under the 1986 Stock Option Incentive Plan to eligible executive, managerial, supervisory, or professional employees of Lincoln National Corporation and its subsidiaries or to eligible persons holding either agents' or brokers' contracts with a subsidiary of Lincoln National Corporation.

FOR A DISCUSSION OF THE MATERIAL RISKS RELATED TO INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.



     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to or from any person to whom it is unlawful to make or solicit such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.


           The date of this Prospectus is _________, 1995.

                             TABLE OF CONTENTS


                                                               Page

General Information . . . . . . . . . . . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .
Summary of the Plan . . . . . . . . . . . . . . . . . . . . . .
      1. Purpose. . . . . . . . . . . . . . . . . . . . . . . .
      2. Administration . . . . . . . . . . . . . . . . . . . .
      3. Shares Available, Resale . . . . . . . . . . . . . . .
      4. Term, Amendment. . . . . . . . . . . . . . . . . . . .
      5. Participants . . . . . . . . . . . . . . . . . . . . .
      6. Stock Options. . . . . . . . . . . . . . . . . . . . .
      7. Stock Appreciation Rights. . . . . . . . . . . . . . .
      8. Restricted Stock Awards. . . . . . . . . . . . . . . .
      9. Incentive Awards . . . . . . . . . . . . . . . . . . .
     10. Performance Awards . . . . . . . . . . . . . . . . . .
     11. Dividend Equivalent Rights . . . . . . . . . . . . . .
     12. Other Material Provisions. . . . . . . . . . . . . . .
     13. Certain Tax Aspects. . . . . . . . . . . . . . . . . .
     14. Miscellaneous. . . . . . . . . . . . . . . . . . . . .
Incorporation of Documents by Reference . . . . . . . . . . . .
Annual Report to Shareholders . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     The Company is subject to the informational requirements of the Securi-ties Exchange Act of 1934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices: Federal Building, 75 Park Place, Room 1228, New York,
New York 10007; and Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of these materials may also be obtained from the Commission at the prescribed rates by mailing a request to:
Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549. In addition, the Company will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding unincorporated exhibits), but not delivered with it. Such requests should be made to C. Suzanne Womack, Secretary, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana 46802, telephone:
(219) 455-3271.

     The Company's Common Stock is listed on the following stock exchanges and reports, proxy statements and other information concerning the Company can be inspected at the offices of those exchanges: New York Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, London Stock Exchange, and Tokyo Stock Exchange.

                            GENERAL INFORMATION

     The Lincoln National Corporation 1986 Stock Option Incentive Plan
(the "Plan") was established subject to shareholder approval by the Board of Directors (the "Board") of Lincoln National Corporation (the "Company") on January 8, 1986, and amended on March 13, 1986, March 12, 1987, May 7, 1987, May 5, 1988, January 11, 1989, March 12, 1992, January 13, 1993, and
November 11, 1993. The Plan was approved by the Company's shareholders at their annual meeting held on May 8, 1986, and the amended and restated Plan was approved at the May 12, 1994, meeting. The original effective date of the Plan was January 8, 1986.

     The principal executive offices of the Company, an Indiana corporation, are at 200 East Berry Street, Fort Wayne, Indiana 46802. Its telephone number is (219) 455-2000. Certain executive, managerial, supervisory, or profes-sional employees of the Company and its subsidiaries and certain persons holding either agents' or brokers' contracts with subsidiaries of the Company may participate in the Plan.

                               RISK FACTORS

          In addition to the risks typically associated with investing in equity securities (particularly publicly traded equity securities), investing in shares of LNC common stock entails certain risks that are specific to the industries in which LNC's subsidiaries operate. These risk factors include, among other things, the highly competitive nature of those industries, state and federal regulation, changing economic conditions, ratings received by, and underwriting losses and claims of, LNC's insurance subsidiaries, and the investment performance of assets held by LNC's insurance subsidiaries and entities advised by investment advisory subsidiaries of LNC. These risk factors are discussed briefly below.

          Competition. The insurance, financial services and mutual funds industries are highly competitive. Currently, there are thousands of insurance companies actively engaged in business in the United States, some of which offer insurance and annuity products not currently offered by subsidiaries of LNC. In addition, LNC's life insurance and annuity subsidiaries encounter competition from the expanding number of banks, security brokerage firms and other financial intermediaries which are marketing insurance products and which offer competing investments such as savings accounts and securities.
Similarly, there are thousands of open- and closed-end mutual funds available to public investors, and a large number of investment advisers offer their services to pension funds and other institutional investors. While the Company believes its subsidiaries can effectively compete in the industries in which they operate, there can be no assurance that such subsidiaries will be able to do so.

          Regulation. The Company's insurance affiliates are subject to regulation and supervision by the states, territories and foreign countries in which they are admitted to do business. These jurisdictions generally maintain supervisory agencies with broad discretionary powers relative to granting and revoking licenses to transact business, regulating trade practices, licensing agents, prescribing and approving policy forms, regulating premium rates for some lines of business, establishing premium requirements, regulating competitive matters, prescribing the form and content of financial statements and reports, determining the reasonableness and adequacy of capital and surplus and regulating the type and amount of investments permitted. The Company's insurance subsidiaries conduct business in numerous jurisdictions and, accordingly, are subject to the laws and regulations of each of those jurisdictions. Most of the Company's principal insurance subsidiaries, including The Lincoln National Life Insurance Company and American States Insurance Company, are domiciled in Indiana and are primarily regulated by the Indiana Commissioner.

     As a holding company of insurance businesses, the Company is also subject to regulatory requirements of the states where its insurance subsidiaries are domiciled. For example, certain transactions involving an affiliated insurance company, such as loans, extraordinary dividends or investments, in some cases may require the prior approval of such company's primary regulators. Additionally, these requirements restrict the ability of any person to acquire control of the Company or any of its subsidiaries engaged in the insurance business without prior regulatory approval. Control is generally deemed to exist if an entity beneficially owns 10% or more of the voting securities of a company. Such requirements may have the effect of preventing an acquisition of the Company.

     The Company's investment management subsidiaries are subject to a number of federal and state laws and regulations, including without limitation, the Investment Company Act of 1940, the Investment Advisor's Act of 1940 and the National Association of Securities Dealers Rules of Fair Practice. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

          Ratings. Insurance companies are generally assigned ratings by various rating agencies, such as the A.M. Best Company and the Duff and Phelps Rating Agency. A company's sales of insurance products are generally affected by these ratings. A stronger rating can translate to a marketing advantage and the ability to price less aggressively to generate sales. Company's debt rating is AA- by Duff and Phelps. The Lincoln National Life Insurance
Company has financial strength ratings of AAA and A+ by Duff and Phelps and A.M. Best Company, respectively.

          Similarly, while mutual funds are not rated, per se, many industry periodicals and services provide rankings of mutual fund performance. These rankings often have an impact on the decisions of public investors regarding which mutual funds to invest in.

          Economic Conditions. The operating results of LNC's insurance subsidiaries are affected significantly by changes in interest rates and inflation. Similarly, these economic factors significantly affect the invest-ment performance of the mutual funds and other entities advised by LNC subsidiaries. The performance of these entities, in turn, affects their ability to attract and retain clients and investors.

          The investment income and market value of the investment portfolios of LNC's insurance subsidiaries and of the fixed-income-oriented mutual funds and private investment portfolios advised by LNC's investment advisory subsidiaries are primarily related to yields on their investments in the fixed-income markets. An increase in interest rates will decrease the market value of the relevant investment portfolio, but will increase investment income as investments mature and proceeds are reinvested at higher rates. Additionally, changes in interest rates and inflation have implications for the volume and profitability the business of LNC's insurance subsidiaries. As interest rates rise, competitors may respond by changing crediting rates and the policyholders will evaluate the products of LNC's subsidiaries by comparison; there can be no guarantee that the subsidiaries' products will be competitive vis-a-vis products offered by other insurance companies.

          Underwriting Losses and Claims. In addition to return on investment income, the profitability of an insurance company is dependent upon its loss experience in connection with its outstanding insurance contracts. Successful underwriting experience is, in turn, dependent upon the quality, diversity, and size of the insurer's pool of insureds. While LNC believes that the outstanding insurance contracts of its subsidiaries were issued in accordance with adequate underwriting guidelines, and that the pools of insureds of its insurance company subsidiaries are of sufficient size and diversity, above average loss experience could result in underwriting losses. No assurance can be given that the current and future reserves of LNC's insurance subsidiaries will be sufficient to provide for payment of all claims, or that the insurance operations of such subsidiaries will be profitable.

                            SUMMARY OF THE PLAN

     1. Purpose. The Plan was adopted because, in the judgment of the Board, the Company and its shareholders would benefit from an incentive compensation program which is attractive to executives and other key employees, agents and brokers of the Company and its subsidiaries and encourages them to increase their ownership of its Common Stock. The purpose of the Plan is to promote the long-term financial performance of the Company by (1) attracting and retaining executives and other key employees, agents and brokers who possess outstanding abilities by offering competitive incentive compensation opportunities,
(2) motivating such persons to further the long-range goals of the Company, and (3) furthering the similarity of interests of shareholders and partici-pants. The Company has no current specific plan for the use of any proceeds generated from the sale of its Common Stock pursuant to this Plan.

     2. Administration. The Plan is administered by a committee (the "Committee") of no fewer than three directors who are members of the Compensation Committee of the Board and who are not eligible and who have not been eligible during the preceding year to participate in this Plan or any other plan of the Company or any of its subsidiaries under which stock, stock options or stock appreciation rights may be granted other than the LNC 1993 Stock Plan for Non-employee Directors. In the event that fewer than three members of the Compensation Committee of the Board are eligible to serve on the Committee, the Board may appoint one of its other members to serve on the Committee until such time as three members of the Compensation Committee are eligible to serve. Present members of the Committee are Thomas D. Bell, Jr., Earl L. Neal, John M. Pietruski,
Jill S. Ruckelshaus, and Gordon A. Walker.
They may be contacted in care of the Secretary of the Company at 200 East Berry Street, Fort Wayne, Indiana 46802.

     Subject to the provisions of the Plan, the Committee is authorized, in its discretion, to (a) interpret the provisions of the Plan; (b) adopt, amend and rescind rules and regulations for the administration of the Plan; and (c) make all other determinations deemed by it to be necessary or advisable for the administration of the Plan. The Committee shall determine the type and amount of the award to be granted to any participant, and the timing of any such award; however, the Committee may delegate to the chief operating officer or chief executive officer of the Company the right to select individuals who are not Reporting Persons to participate in the Plan. More than one type of award may be made to any participant. To provide a flexible and competitive program, the Plan gives the Committee full discretion to select awards from among the various forms available under the Plan: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, incentive awards, performance awards, and dividend equivalent rights.

     3. Shares Available; Resale. The aggregate number of shares of Company Common Stock for which incentive stock options and non-qualified stock options may be granted, or which may be granted under a restricted stock award, an stock appreciation rights, incentive award, a performance award, or pursuant to the reinvestment of amounts earned under an award of dividend equivalent rights, may not exceed 10,000,000. Shares with respect to which an incentive stock option or a non-qualified stock option is awarded under this Plan shall be authorized but unissued for so long as the incentive stock option or the non-qualified stock option remains unexercised. If all or a portion of an incentive stock option or a non-qualified stock option expires or is terminated without being exercised in full and without having been surrendered to exercise any related stock appreciation rights, or a restricted stock award, an incentive award or a performance award is forfeited, the shares which were forfeited or not purchased will again become available for distribution under the Plan. The Plan permits adjustments in the number of shares issuable under the Plan in the event of mergers, stock dividends, stock splits and similar changes in the corporate structure or capitalization of the Company affecting the Common Stock. This prospectus reflects such an adjustment for the stock dividend declared by the Company's Board of Directors on May 13, 1993.

     Except as described under "Restricted Stock Awards" below, the Plan does not impose any restriction on the resale of shares of the Company's Common Stock acquired pursuant to a grant under the Plan. However, any "affiliate" of the Company (defined in Rule 405 under the Securities Act of 1933 to include persons who directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) may not use this Prospectus to offer and sell shares of Common Stock they acquire under the Plan. They may, however, sell such shares:

     (1) pursuant to an effective registration statement under the Securities Act of 1933;

     (2)  in compliance with Rule 144 under the Act; or

     (3) in a transaction otherwise exempt from the registration requirements of that Act.

     Each participant who is the beneficial owner of at least 10% of the outstanding shares of the Company's Common Stock (the "Common Stock") and each participant who is director or policy making officer of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which requires such persons to disgorge to the Company any "profits" resulting from a sale and purchase (or purchase and sale) of the shares of the Common Stock within a six month period. For such participants, sales of certain shares of Common Stock occurring within six months of the grant of an option or the grant of a restricted stock award may result in such
Section 16(b) liability, as described below in more detail.

     New rules regarding Section 16(b) became effective May 1, 1991. The Company has elected to comply with these new rules effective May 12, 1994. Under these new rules, the exercise of an option will not, under any circumstances, be deemed to be a purchase of Common Stock for purposes of
Section 16(b). Under Rule 16b-3, because the Plan is administered by at least two disinterested directors, the grant of an option, a stock appreciation right, a restricted stock award, an incentive award, a performance award or a dividend equivalent right to a participant subject to Section 16(b) will be deemed, for purposes of Section 16(b), to be a purchase of the shares that underlie the option, award or right unless at least six months have elapsed from the date the option, award or right was granted to the date of the disposition of shares of Common Stock that underlie the option, award or right. Failure to comply with this holding period requirement will result in a grant of options, awards or rights under the Plan being deemed a "purchase" of the underlying Common Stock for Section 16(b) purposes, which can be matched with any sale of Common Stock (including, but not limited to, a sale of the Common Stock obtained by exercising the option or pursuant to the award or right) within the preceding or succeeding six-month period for purposes of determining whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock.

     Therefore, if at least six months have elapsed between the award of an option, a stock appreciation right, a restricted stock award, an incentive award, or a performance award, or a dividend equivalent right and the disposition of the underlying Common Stock, no purchase of Common Stock would be deemed to have occurred under Section 16(b) for purposes of determining whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock. The Plan contains provisions that effectively prohibit the disposition of stock acquired pursuant to a stock option, a stock appreciation right or a restricted stock award for at least six months from the date of grant, thereby making it impossible for a participant to be subject to suit under Section 16(b) in connection with the grant of a stock option, a stock appreciate right or a restricted stock award. There is no Plan provision, however, that ensures satisfaction of the holding period requirement with respect to an incentive award or a performance award.

     Participants who are an "officer" of the Company within the meaning of
Section 16 of the 1934 Act, as amended, directors or 10% beneficial owners may sell shares of Common Stock acquired under the plan free from
Section 16(b) restrictions. The general prohibition of federal and state securities laws on trading securities while in possession of material non-public information concerning the issuer continue to apply.

     4. Term; Amendment. Awards may be granted under the Plan until the earliest of May 12, 2004, the distribution of the maximum number of shares as described above, and the termination of the Plan by the Board. The Board may amend or terminate the Plan at any time. However, shareholder approval would be required to extend the term of the Plan, increase the maximum number of shares which may be issued (other than for adjustments for stock splits, stock dividends and certain other events described in paragraph 3), reduce the minimum stock option price, increase the maximum exercise period of stock options and stock appreciation rights, or amend the standards for participation. Without the consent of the participant, amendment or termination of the Plan will not adversely affect the rights of any participant with respect to awards previously granted.

     5. Participants. The Committee may select any key executive, managerial, supervisory or professional employee of the Company or its subsidiaries or any person holding either an agent's or broker's contract with a subsidiary of the Company to participate in the Plan. It is anticipated that approximately 745 individuals will be eligible to participate during the current year of operation of the Plan.

     Certain United Kingdom directors and officers who are employed by any body corporate, including Lincoln National (UK) PLC, which is under the control of the Company, may also be selected by the Committee to participate in the Plan. Stock options granted to and Company Common Stock issued to United Kingdom officers and directors shall be granted or issued subject to applicable United Kingdom laws and regulations. The terms and conditions of stock options or Company Common Stock so granted or issued, and the tax consequences of such grant or issuance, may vary from those relating to United States persons
described below.   PARTICIPATING UNITED KINGDOM OFFICERS AND DIRECTORS ARE
ESPECIALLY URGED TO CONSULT THEIR OWN LEGAL AND TAX ADVISORS.

     6. Stock Options. The Committee may award two types of stock options to purchase the Company's Common Stock, incentive stock options and non-qualified stock options, and may determine the terms and conditions of the stock options within the limits described below. For purposes of the Plan, an "incentive stock option" is an option which meets the requirements of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and which has been designated by the Committee as an incentive stock option. A "non-qualified stock option" is an option which is not an "incentive stock option" and which is designated by the Committee as a non-qualified stock option.
In addition, an option that is intended to be an incentive stock option but that fails to satisfy the requirements of Section 422(b) of the Code shall be treated as a non-qualified stock option. The award of either type of stock option shall be evidenced by an agreement between the Company and the participant, the provisions of which shall be determined by the Committee in accordance with the Plan. Under either type of stock option, the option price per share may not be less than the fair market value of a share of Common Stock on the date of the grant. For purposes of the Plan, the fair market value of a share of Common Stock means the average of the highest and lowest prices of a share of stock, as quoted on the composite transactions table on the New York Stock Exchange, on the last trading day prior to the date on which the determination of fair market value is being made.

     No stock options may be exercised before six months after the date of grant and, except in the event of the death, disability or retirement of the participant or in the discretion of the Committee, options may not be exercised before the first anniversary of the date of grant. Further, and unless the terms of the grant provide for an earlier termination date, the right to exercise a stock option shall terminate by the earliest of (a) the tenth anniversary of grant, (b) the first anniversary of the participant's termination of employment by reason of death or disability, (c) the fifth anniversary of the participant's retirement (although a participant who wishes to obtain non-recognition tax treatment for the exercise of an incentive stock option must exercise such option within three months of retirement), (d) the sixth anniversary of the participant's termination of employment after a change of control of the Company, or (e) three months after the date the participant terminates employment for any other reason. During any period that a stock option is exercisable, it may be exercised by delivering a written notice which specifies the number of shares purchased and the full purchase price to the Secretary of the Company during regular business hours. Upon exercise of a stock option, the participant may pay the option price in cash, in shares of the Company's Common Stock which have been owned by the participant for at least six months with an aggregate fair market value equal to the option price, or in a combination of cash and shares. Stock options are not transferable except at the participant's death by will or the laws of descent and distribution.

     The aggregate fair market value (determined at the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot exceed $100,000. For purposes of this $100,000 limitation, all of the plans of the Company and its subsidiaries will be taken into account. The maximum number of Options awarded to one individual cannot exceed 100,000 options per year. Information regarding outstanding options may be provided in the Company's annual reports to shareholders, proxy statements, or appendices to this prospectus.

     7. Stock Appreciation Rights. The Committee may, in the event it determines it to be necessary or desirable to create a reasonable opportunity for a participant to acquire an increased ownership interest in the Company, award a stock appreciation right in conjunction with either an incentive stock option or a non-qualified stock option. Under a stock appreciation right, the participant may surrender all or a part of a stock option and receive in exchange payment of no more than 100% of the increase in the fair market value of shares of Common Stock since the date of grant. The award of a stock appreciation right shall be evidenced by an agreement between the Company and the participant, the provisions of which shall be determined by the Committee in accordance with the provisions of the Plan.

     A stock appreciation right may be exercisable at any date with respect to no more than the number of shares for which the related stock option is exercisable at that date. A stock appreciation right issued in connection with an incentive stock option may be exercisable only when there has been an increase in the fair market value of the related shares over the relevant period.

     Each stock appreciation right shall terminate no later than the termination date of the related stock option, and is transferable only with and to the extent that the related stock option is transferable.

     During any period in which a stock appreciation right is exercisable, it may be exercised by delivering to the Secretary of the Company a written notice which specifies the extent to which the stock appreciation right is being exercised.

     The Committee may limit the payment on exercise of a stock appreciation right to less than 100% of the increase in value, as aforesaid, or it may set a maximum amount of payment. Payment may be made in cash, in shares of Common Stock, or in a combination of cash and shares. Upon exercise of a stock appreciation right, the right to exercise the related stock option shall automatically terminate to the same extent the stock appreciation right was exercised.

     8. Restricted Stock Awards. The Committee may also grant restricted stock awards which entitle participants to receive shares of Common Stock. The aggregate number of shares of LNC Common Stock that may be awarded during any calendar year as restricted stock shall not exceed three-tenths of one percent (0.3%) of the number of shares of Common Stock outstanding as of December 31 of the prior year. If the number of shares of Common Stock awarded as restricted stock awards in any year is less than the number of shares that could have been so granted in accordance with this limitation, the balance of such unused shares may be added to the maximum number of shares of restricted stock that may be awarded in following years. To the extent that an award lapses, the rights of the participant to whom the award is made terminate, or the award is paid in cash, any shares of Common Stock subject to such award shall again be available for the grant of an award and shall not be included in calculating shares available in accordance with this limitation. Each restricted stock award shall be evidenced by an agreement between the Company and the participant, the provisions of which, including any restrictions upon the Common Stock, shall be determined by the Committee in accordance with the provisions of the Plan.

     In its sole discretion, the Committee may also designate that a participant who is entitled to receive a cash award under the Company's Management Incentive Plan II or the Company's Executive Value Sharing Plan shall receive all or a portion of such award in the form of a restricted stock award subject to the terms of the Plan. The Committee may also convert outstanding restricted stock awards to stock units under the Company's deferred compensation plan in its sole discretion.

     Shares granted to a participant pursuant to a restricted stock award will be subject to such restrictions as the Committee may determine. In all events, these restrictions will generally remain in effect throughout the six-month period beginning on the date of award. Thereafter, the restrictions will remain in effect until the participant's death, disability, retirement, completion of a specified period of continued employment or the occurrence of some other event specified by the Committee. If the participant terminates employment prior to the time that the restrictions lapse, the participant will forfeit any shares subject to the restrictions.
Shares of Common Stock subject to restriction are generally not transferable other than by will or the laws of descent and distribution;
other restrictions may apply as well.

     A restricted stock award may also provide for the current payment or crediting to a participant of any dividends that are paid on the shares subject to the restrictions. Any dividends that remain unpaid or undistributed at a time when the participant forfeits shares subject to restrictions will also be forfeited.

     9. Incentive Awards. The Committee may also grant incentive awards which entitle participants to receive shares of Common Stock. Shares may be granted pursuant to an incentive award for no cash consideration, for such minimum cash consideration as may be required under applicable law, or for such other consideration as may be specified by the Committee. Shares granted pursuant to an incentive award may be paid to the participant in a single installment or in installments, may be paid at the time of the grant or at a later date or dates, and may be forfeited if the participant is not employed by the Company on the scheduled payment date, all as determined by the Committee. Each incentive award shall be evidenced by an agreement between the Company and the participant, which shall set forth all the relevant terms and conditions of the award.

     10. Performance Awards. The Committee may also grant performance awards which entitle the participant to receive stock units. Each stock unit awarded to a participant represents a credit to a bookkeeping reserve account equivalent in value to one share of Common Stock. Stock units will be converted to cash, shares of Common Stock or a combination of cash and Common Stock upon the participant's satisfaction of performance criteria and/or vesting periods established by the Committee. Stock units may be granted pursuant to a performance award for no cash consideration, for such minimum cash consideration as may be required under applicable law, or for such other consideration as may be specified by the Committee. Stock units granted pursuant to a performance award may be paid to the participant in a single installment or in installments, may be paid at the time of the grant or at a later date or dates, and may be forfeited if the participant is not employed by the Company on the scheduled payment date, all as determined by the Committee. Each performance award shall be evidenced by an agreement between the Company and the participant, which shall set forth all the relevant terms and conditions of the award.

     In its sole discretion, the Committee may designate that a participant who is eligible to receive a cash award under the Company's Executive Value Sharing Plan shall receive such award in stock as a performance award. The Committee may also convert outstanding restricted stock awards to stock units under the Company's deferred compensation plan in its sole discretion.

     11. Dividend Equivalent Rights. The Committee may also grant to a participant, independently or in conjunction with another award under the Plan, dividend equivalent rights. Dividend equivalent rights entitle the participant to receive amounts equivalent to the dividends paid on the number of shares of the Company's Common Stock for which the participant has dividend equivalent rights. Dividend equivalent rights may be paid in cash currently or may be reinvested in additional shares of Common Stock (which may thereafter accrue dividend equivalents). Dividend equivalent rights may be settled in cash, shares of Common Stock, or a combination of cash and shares. Each award of dividend equivalent rights shall be evidenced by an agreement between the Company and the participant, which shall set forth all relevant terms and conditions of the award.

     12. Other Material Provisions. The Company shall not be obligated to distribute shares under the Plan in violation of any law, and any postpone-ment of the distribution shall not extend the term of any incentive stock option, non-qualified stock option, or stock appreciation right. Neither the Company nor its officers or directors shall have any obligation or liability to any participant, or successor in interest to a participant, because of the loss of rights due to a postponement permitted under the Plan.

     The Company and its subsidiaries have the right to deduct from any cash payment made pursuant to the Plan the amount of any tax required by law to be withheld from that payment. The Company and its subsidiaries also have the right to require payment to them from any participant entitled to receive Company Common Stock pursuant to the Plan of the amount of any tax required by law to be withheld with respect to that Common Stock prior to its delivery.

     A participant may, however, elect with respect to any non-qualified stock option, any stock appreciation right which is paid in whole or in part in Company Common Stock, any performance award and any restricted stock award, to surrender shares of Company Common Stock, the fair market value of which on the date of the surrender satisfies all or part of the withholding requirements. Any such election must be made by filing a written, irrevocable stock surrender withholding election prior to the date that the amount of tax to be withheld is determined. Any stock surrender withholding election made by a participant who is an "officer" of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, must be made (1) more than six (6) months after the date of grant of the award with respect to which such election is made (except where such election is made by a disabled participant or the estate or personal representative of a deceased participant), and (2) either at least six (6) months prior to the date that the amount of tax to be withheld is determined or during the ten
(10) day window period beginning on the third business day following the release for publication of the Company's summary statement of earnings for a quarter or fiscal year. The Committee shall have the right with respect to any or all outstanding awards to terminate or suspend for any period the right of a participant to make a stock surrender withholding election at any time prior to the making of such election.

     13. Certain Tax Aspects. THE FOREGOING TAX DISCUSSION AND THE TAX DISCUSSION SET FORTH BELOW ARE INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH PARTICIPANT SHOULD CONSULT HIS OR HER TAX ADVISOR FOR MORE SPECIFIC INFORMATION, INCLUDING THE EFFECT OF APPLICABLE FEDERAL, STATE AND OTHER TAX LAWS.

     Under present law the federal income tax consequences of grants and awards under the Plan are generally as follows:

     Incentive Stock Options. Incentive stock options may be awarded only to those participants who are "employees" (as that term is defined in Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its subsidiaries at the time of the granting of the option. In addition, an option that qualifies as an incentive stock option at the time of grant generally will not be treated as an incentive stock option for income tax purposes if the optionee is not an "employee" at the time of exercise (except when the optionee was an employee within three months of his death or at the time of his disability or termination of employment and the option is exercised within a specified period of time after his death, disability or termination of employment). Those persons who are eligible to participate in the Plan because they hold either agents' or brokers' licenses with a subsidiary of the Company may or may not, depending on their particular facts and circumstances, be "employees" for this purpose. For the tax treatment of options granted to or exercised by non-employees, see Non-qualified Stock Options, below.

     The granting of an incentive stock option will not result in taxable income to the participant at the time of grant. The exercise of the incentive stock option will also ordinarily have no federal income tax consequences to the participant, although an incentive stock option exercised more than three months after retirement (or one year after retirement, when retirement was as a result of the participant's disability) will be treated as a non-qualified stock option and taxed as described in Non-qualified Stock Options, below, unless the option is exercised by the heirs or the estate of the deceased participant who was employed on the date of his death and throughout the three-month period ending on the date of death. If, however, a participant tenders payment upon the exercise of an incentive stock option by surrendering shares obtained upon a prior exercise of an incentive stock option which shares were not held for the "required holding period" (as defined below), that participant may recognize income upon the surrendering of the previously acquired shares under those rules described below pertaining to the disposition of shares acquired pursuant to an incentive stock option.

          If the shares acquired pursuant to a timely exercise of an incentive stock option are held for at least one year after they were acquired by exercise of the incentive stock option and two years after the date on which the incentive stock option was granted to the participant (the "required period"), then any gain on disposition of the shares will generally be taxable as long-term capital gain and no corresponding deduction will be allowed to the Company. For a discussion of the federal income tax consequences of a long-term capital gain, see Capital Gains Treatment, below.

          If the shares acquired pursuant to a timely exercise of an incentive stock option are disposed of before the expiration of the required period, then the difference between the participant's "basis" (as defined below) and the fair market value of the shares at the date of exercise, will generally be taxable as ordinary income and a contemporaneous deduction in the amount of such income will be allowed to the Company. Any additional gain (or loss) realized on a disposition of such shares will generally be taxable to the participant as long or short-term capital gain (or loss) depending on the period for which the shares were deemed to have been held. For a discussion of holding periods and the federal income tax treatment of long-term capital gains, see Capital Gains Treatment, below.

          For purposes of determining whether shares acquired pursuant to the exercise of an incentive stock option have been disposed of before the expiration of the required period, the term "disposition" will include a sale, exchange, gift or transfer of legal title of the shares, but does not include a transfer from a decedent to an estate, a transfer by bequest or inheritance, a pledge or hypothecation, or transfers pursuant to certain non-recognition transactions such as like-kind exchanges (except as noted above with respect to the exchange of shares acquired pursuant to an incentive stock option that have not been held for the required period and are surrendered to exercise an incentive stock option) or exchanges pursuant to reorganizations.

          A participant's "basis" in shares of common stock acquired pursuant to the exercise of an incentive stock option will equal the amount of any cash paid for such shares plus the basis of any shares surrendered, as determined immediately before the surrender, plus any income recognized on the disposition of the surrendered shares. If a participant uses shares of the Company's Common Stock to exercise his incentive stock option and such shares either were not acquired by the prior exercise of an incentive stock option, or were so acquired but were held by him for the required period, it is expected that the basis and holding period (for the purpose of determining whether amounts realized or lost upon the subsequent disposition of the shares constitute short-term or long-term capital gains or losses) of the shares that the participant surrenders carries over to the same number of shares received upon the exercise of the option.

          If a participant uses shares of the Company's Common Stock to exercise his incentive stock option, and such shares were acquired upon a prior exercise of incentive stock option and were not held for the required period, the participant's basis in the shares acquired upon exercise of his incentive stock option will equal the sum of the basis of shares surrendered, as determined immediately before the surrender, and any income recognized on the disposition of the surrendered shares. In addition, the holding period of the newly acquired stock should begin on the date of the most recent exercise of the incentive stock option.

          The amount by which the fair market value, determined at the time of exercise, of a share of Company Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the option price shall, along with other specified items, constitute an adjustment for the purposes of calculating the alternative minimum taxable income of the participant for the taxable year in which the option was exercised. Such adjustment items are potentially subject to a 26% - 28% alternative minimum tax as determined by a complex formula involving special deductions, additions and exemptions. As a result, the exercise of an incentive stock option may subject a participant to an alternative minimum tax depending on that participant's particular circumstances.

          For purposes of computing alternative minimum taxable income realized on a subsequent disposition of shares acquired pursuant to the exercise of an incentive stock option, the participant's basis in the stock so acquired shall be increased by the amount that alternative minimum taxable income realized was increased due to the earlier exercise of the stock option.

          Non-Qualified Stock Options. The granting of a non-qualified stock option will not result in taxable income to the participant at the time of grant. On exercise of a non-qualified stock option, the participant will normally realize taxable ordinary income equal to any excess of the fair market value of the shares at the time of exercise over the option price of the shares. At the time this ordinary income is recognized by the participant, the Company will be entitled to a corresponding deduction.

          If a participant exercises his non-qualified stock option with a cash payment, the basis of the shares he acquires will generally equal the option price plus the amount included in his income upon exercise. If the participant uses shares of the Company's Common Stock to exercise his non-qualified stock option, the basis and holding period of the shares he surrenders carries over to the same number of the shares received upon the exercise of the option. The basis of the remaining shares received is the fair market value of the shares on the date of exercise.

          To the extent that the shares constitute a capital asset in the hands of a participant, on the disposition of the shares acquired upon exercise of a non-qualified stock option, the difference between the amount received for the shares and the basis, i.e. fair market value of the shares on exercise of the option, will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of a long-term capital gain, see Capital
Gains Treatment, below.

          Stock Appreciation Rights. The granting of a stock appreciation right should not result in taxable income to the participant at the time of grant. On exercise of a stock appreciation right, the participant will realize taxable ordinary income equal to the cash and fair market value of any shares received. At the time the participant recognizes ordinary income on the exercise of a stock appreciation right, the Company will be entitled to a corresponding deduction.

         To the extent that any such shares constitute a capital asset in the hands of a participant, on the disposition of any shares acquired under a stock appreciation right, the difference between the amount received for the shares and the fair market value of the shares as of the exercise of the stock appreciation right will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of a long-term capital gain, see Capital Gains Treatment, below.

          Restricted Stock Awards.  The granting of a restricted stock award or issuance of restricted shares generally will not result in taxable income to the participant at the time of grant or issuance. Instead, the participant will normally realize taxable ordinary income when the restrictions on the shares lapse in an amount equal to the fair market value of the shares on the date of lapse. Notwithstanding the foregoing, a participant may elect (pursuant to Section 83(b) of the Code), within 30 days of the date of a restricted stock award, to be taxed on the value of the shares as of the date of grant. If the participant subsequently forfeits the shares, the participant
will not be entitled to a deduction.   At the time the participant recognizes
ordinary income with respect to shares issued pursuant to a restricted stock award, the Company will be entitled to a corresponding deduction.

          To the extent that the shares constitute a capital asset in the hands of a participant, on disposition of the shares after restrictions lapse, the difference between the amount received and the fair market value of the shares on the date of lapse (or on the date of issuance if the participant made the election described above) will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of capital gains, see Capital Gains Treatment, below. A participant's holding period in the shares will begin when the restrictions to which they are subject lapse unless he makes the election provided for under Code Section 83(b) (as noted above), in which case the holding period in his shares will begin on the day after the Company Common Stock is transferred to him.

          Amounts equivalent to dividends received by the participant under the restricted stock award and dividends paid on restricted stock received by the participant prior to the lapse of restrictions will be taxable as ordinary income to the participant and a corresponding and contemporaneous deduction will be allowed to the participant's employer unless the participant made the
Section 83(b) election described above. If the election was made, dividends actually paid on restricted stock will be taxable as dividends and no corresponding deduction will be allowed to the employer. In addition, if the election was made and the participant later forfeits the restricted stock, the participant will be allowed no loss deduction.

     Incentive Awards. Generally, a participant will be subject to tax, and the Company will receive a corresponding deduction, with respect to an incentive award (whether granted under the Plan or as a result of a conversion to an incentive award of an award under the Company's Management Incentive Plan II or Executive Value Sharing Plan) on the date that the award is granted.
However, if the award is paid in shares of Common Stock which are subject to restrictions or to forfeiture, the participant will be subject to tax, and the Company will be entitled to a deduction, when the shares cease to be subject to the restrictions or the risk of forfeiture. The amount of taxable income a participant will be required to recognize, and the amount of the deduction to which the Company will be entitled, will equal the amount of cash, and the fair market value of the shares, received on the date as of which the participant is required to recognize income.

     Performance Awards. Generally, a participant will be subject to tax, and the Company will receive a corresponding deduction, with respect to a performance award (whether granted under the Plan or as a result of a conversion to an incentive award of an award under the Company's Executive Value Sharing Plan) on the date that the award is granted. However, if the award is paid in shares of Common Stock which are subject to restrictions or to forfeiture, the participant will be subject to tax, and the Company will be entitled to a deduction, when the shares cease to be subject to the restrictions or the risk of forfeiture. The amount of taxable income a participant will be required to recognize, and the amount of the deduction to which the Company will be entitled, will equal the amount of cash, and the fair market value of the shares, received on the date as of which the participant is required to recognize income.

     Dividend Equivalent Rights. Generally, a participant will be subject to tax, and the Company will be entitled to a corresponding deduction, with respect to a grant of dividend equivalent rights as of the date or dates on which the dividend equivalents are paid to the participant. If dividend equivalents are automatically reinvested in additional shares of Common Stock, the participant does not recognize tax, and the Company does not get to claim a corresponding deduction, until the dividend equivalent rights are settled.
At that time, the participant will be liable for tax, and the Company will be entitled to a deduction, equal to the amount of cash and the fair market value of the shares the participant receives in settlement of the dividend equivalent rights.

          Capital Gains Treatment. Gain or loss from the sale or exchange of property will be treated as long-term capital gain or loss if it was deemed to have been held for more than one year. Any gain or loss other than long-term capital gain or loss will be treated as short-term capital gain.

          Except in those situations expressly described above (relating to the "tacking" of holding periods where Company Common Stock is used to exercise a stock option and to optionees subject to Section 16(b) of the Securities Exchange Act of 1934), it is expected that the holding period of shares acquired pursuant to the exercise of an incentive stock option, non-qualified stock option or stock appreciation right will generally begin on the date following the date of acquisition through such exercise. Similarly, the holding period of awarded shares acquired pursuant to a restricted stock award is expected to begin on the date following the date on which the restrictions lapse, subject to the exception relating to elections under Code Section 83(b).

          For net capital gains recognized by individuals, the Code imposes a preferential maximum tax rate of 28% (as compared with a 39.6% maximum tax rate on ordinary income).

          Participants Subject to Section 16(b). Notwithstanding the general tax treatment of the various types of awards as discussed above, a participant who is subject to the application of Section 16(b) of the 1934 Act, will not be subject to tax with respect to an award until such time as the stock acquired pursuant to the exercise of an option or the grant of another type of award may no longer be considered a purchase of the shares underlying the option or award. Thus, if stock acquired pursuant to an award under the Plan can be disposed of by the participant before the expiration of six months from the date of award, the participant will not be subject to tax, and the Company will not be entitled to a corresponding deduction, until the expiration of such a period. The participant may, however, accelerate taxation by making the election permitted under Code Section 83(b), as described above. For capital gains tax purposes, the participant's holding period begins to run on the date, on which he is subject to taxation on the award of stock.

          Payment of Withholding Obligations Through Surrender of Shares. The federal income tax treatment of the surrender of shares of Company Common Stock to satisfy a participant's federal income tax withholding obligation under the Plan is complex and uncertain. To the extent that a participant surrenders shares of Company Common Stock for this purpose, the participant will be treated as having sold such shares to the Company for their fair market value and may recognize income as a result thereof. The nature and extent of this income will depend upon the manner in which the surrendered shares were acquired, the basis of the surrendered shares, the holding period of the surrendered shares and other factors as described above. Depending upon the effect of the surrender upon the participant's proportionate share ownership interest in the Company, the participant may be treated as having received a dividend equal to the fair market value of the shares surrendered. A participant who satisfies a with-holding obligation by surrendering shares acquired pursuant to an earlier exercise of an incentive stock option may also be treated as having made a disqualifying disposition of such shares if the applicable holding period requirements have not been satisfied. For a discussion of disqualifying dispositions of shares acquired pursuant to the exercise of an incentive stock option and the tax treatment thereof, see Incentive Stock Options, above. For a discussion of the times when elections to surrender shares to satisfy with-holding obligations must be made, including specific requirements applicable to elections by "officers" under Section 16 of the Securities Exchange Act of 1934, see Other Material Provisions, above. PARTICIPANTS ELECTING TO SATISFY A WITHHOLDING OBLIGATION BY SURRENDERING SHARES OF COMPANY COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

     14. Miscellaneous. The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

                  INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into its Prospectus the following documents filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") for the fiscal year ended December 31, 1994;

     (b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1994; and

     (c) The section entitled "Description of Capital Stock" contained on pages 31 through 35 of the Company's Prospectus dated December 22, 1992, relating to 4,000,000 shares of the Company's Common Stock.

     All reports and documents subsequently filed with the Commission by the Company subsequent to the date of this registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of those documents. Additional updating information with respect to the securities and Plan covered herein may be provided in the future to participants by means of appendices to the Prospectus.


                       ANNUAL REPORT TO SHAREHOLDERS

     The Company will deliver with this Prospectus to each employee or agent to whom it is sent or given a copy of the Company's Annual Report to Shareholders for its last fiscal year, unless the employee or agent otherwise has received a copy, in which case the Company will promptly furnish, without charge, an additional copy on written request by the employee or agent. Except as indicated herein, the Annual Report to Shareholders is not incorporated by reference into the Prospectus.

                                  EXPERTS

     The consolidated financial statements and schedules of Lincoln National Corporation and subsidiaries appearing in the Lincoln National Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The legality of the securities to be issued pursuant to the Plan will be passed upon for the Company by Dennis L. Schoff. Mr. Schoff is employed by the Company as an Assistant General Counsel and owns options to purchase common stock and owns, through the Company's Savings and Profit-Sharing Plan, shares of the Company's Common Stock.

                                 PART II.

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Set forth below are estimates of all expenses incurred or to be incurred by the Company in connection with the issuance and distribution of the Company to be registered, other than underwriting discounts and commissions.

          Registration fees                                      $   72,450
          Photocopying and Printing                                   3,000*
          Legal fees                                                 50,000*
          Accounting fees                                             3,000*
          State blue sky fees and expenses                              250*
                                                                  ----------
               TOTAL                                              $ 128,700

           * Estimated

Item 15.  Indemnification of Directors and Officers

         The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code Section 23-1-37) (the "Law"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the Law.

         The Law provides that the Company may indemnify present and past directors, officers, employees and agents of the Company and of other entities, including partnerships, trusts and employee benefit plans, who serve in such capacities at the request of the Company, against obligations to pay as the result of threatened, pending or completed actions, suits or proceedings, whether criminal, civil, administrative or investigations to which they are parties, if it is determined by a majority of disinterested directors, a committee of the board of directors or special counsel selected by the board of directors that they acted in good faith and they reasonably believed their conduct in their official capacity was in the Company's best interests or if such conduct was not in their official capacity, that the same was at least not opposed to the Company's best interests, and that in criminal proceedings they had reasonable cause to believe their conduct was lawful or no reasonable cause to believe that it was unlawful. Unless a corporation's articles of incorporation provide otherwise (which the Company's does not), the Law provides for mandatory indemnification for directors and officers against reasonable expenses incurred if they were wholly successful in the defense of such proceeding. Termination of a proceeding by judgment, settlement or like disposition is not determinative that the director, officer, employee or agent did not meet the standard of conduct set forth in the Law. The indemnity provided by the Law may be enforced in court and provision is made for advancement of expenses. The Law also permits the Company to insure its liability on behalf of the directors, officers, employees and agents so indemnified and the Law does not exclude any other rights in indemnification and advancement of expenses provided in the Company's Articles of Incorporation, Bylaws, or resolutions of its board of directors or its shareholders.

         The Bylaws of the Company provide for the indemnification of its officers, directors and employees against reasonable expenses, including settlements, that may be incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties so long as (i) the individual's conduct was in good faith, (ii) he reasonably believed that the conduct was in the Company's best interests (or for non-corporate acts, not against the best interests of the Company), and (iii) in the case of criminal proceedings, the individual either had reason to believe the conduct was lawful, or no reasonable cause to believe it was unlawful.
In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of disinterested directors, a committee of the board of directors or special counsel selected by the board of directors. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the Company or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the Company.

         Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable.

         The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $100,000,000 for the current policy period, subject to a $1,000,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer.

Item 16.  Exhibits.

     The following exhibits of this Registration Statement are included in Item
16. (Note: The numbers preceding the exhibits correspond to the specific numbers within Item 601 of Regulation S-K.)

Exhibit No.                     Description

     4(a)      The 1986 Stock Option Incentive Plan, as amended

     4(b) Articles of Incorporation and By-Laws of Lincoln National Corporation -- The Articles of Incorporation of the Company as last amended May 12, 1994 are incorporated herein by reference to Company's Form S-3/A filed with the Commission on September 15, 1994. The By-Laws of the Company as last amended January 1, 1992 are incorporated herein by reference to Exhibit 3(b) of Company's Form 10-K for the year ended December 31, 1992 filed with the Commission on March 27, 1992.

     5 Opinion of Dennis L. Schoff, Esq., as to the legality of the securities being registered.

     8 Opinion of Sutherland, Asbill & Brennan as to the tax consequences of the Plan.

     23(a)     Consent of Ernst & Young LLP, Independent Auditors

     23(b) Consent to use of Opinion of Dennis L. Schoff, Esq., is contained in Exhibit 5.

     23(c) Consent to use of Opinion of Sutherland, Asbill & Brennan is contained in Exhibit 8.

Item 17.  Undertakings.

(a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     (a) THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on the 10th day of August, 1995.

                              LINCOLN NATIONAL CORPORATION

                              By:/S/ROBERT A. ANKER
                              Robert A. Anker,
                              President and Chief Operating Officer


     LET IT BE KNOWN that each officer or director of Lincoln National Corporation whose signature appears in paragraph (b) under "SIGNATURES" below appoints John L. Steinkamp, Dennis L. Schoff, Jacquelyn M. Abbott, and
C. Suzanne Womack, jointly and severally, his/her attorneys-in-fact, with power of substitution, for him/her in all capacities, to sign amendments and post-effective amendments to the Registration Statement of the Lincoln National Corporation 1986 Stock Option Incentive Plan, and to file such amendments with exhibits with the Securities and Exchange Commission, hereby ratifying all that each attorney-in-fact may do or cause to be done by virtue of this power.

     (b) Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                              Date

/S/IAN M. ROLLAND             Chairman of the Board and          8/10/95
(Ian M. Rolland)              Chief Executive Officer
                              (Principal Executive Officer)

/S/ROBERT A. ANKER            President and Chief                8/10/95
(Robert A. Anker)             Operating Officer, Director

/S/DONALD L. VANWYNGARDEN     Second Vice President &            8/10/95
(Donald L. VanWyngarden)      Controller (Principal
                              Accounting Officer)

/S/RICHARD C. VAUGHAN         Senior Vice President              8/10/95
(Richard C. Vaughan)          and Chief Financial Officer
                              (Principal Financial Officer)

/S/J. Patrick Barrett         Director                           8/10/95
(J. Patrick Barrett)

                              Director
(Thomas D. Bell. Jr.)

/S/DANIEL R.EFROYMSON         Director                           8/10/95
(Daniel R. Efroymson)

/S/HARRY L. KAVETAS           Director                           8/10/95
(Harry L. Kavetas)

/S/M. LEANNE LACHMAN          Director                           8/10/95
(M. Leanne Lachman)

                              Director
(Leo J. McKernan)

/S/EARL L. NEAL               Director                           8/10/95
(Earl L. Neal)

/S/JOHN M. PIETRUSKI          Director                           8/10/95
(John M. Pietruski)

                              Director
(Jill S. Ruckelshaus)

/S/GORDON A. WALKER           Director                           8/10/95
(Gordon A. Walker)

/S/GILBERT R. WHITAKER, JR.   Director                           8/10/95
(Gilbert R. Whitaker, Jr.)

STATE OF INDIANA
                  SS:
COUNTY OF ALLEN

     Before me the undersigned, a Notary Public, personally appeared each of the above-named persons whose signature appears above and acknowledged the execution of this instrument this 10th day of August, 1995.

                                     /S/ KAREN S. MILLER
                                     Notary Public
(seal)
                                     Resident of Allen County
                                     My Commission Expires March 5, 1996

                             INDEX TO EXHIBITS


Exhibit No.                   Description


     4(a)      The 1986 Stock Option Incentive Plan.

     5         Opinion regarding legality.

     8         Opinion regarding tax consequences.

     23(a)     Consent of Ernst & Young LLP, Independent Auditors.